MAIN:  800-388-1680
FAX:     310-943-1734
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InfoSearch Media, Inc.                                      [COMPANY LOGO]
4086 Del Rey Ave
Marina Del Rey, CA 90292

February 15, 2006

Joel Downs
5625 Sumner Way, #110
Culver City, CA 90230

Dear Joel,

InfoSearch Media, Inc. (the "Company") is happy to offer you a position, reporting to George Lichter. Your title will be VP, Product Marketing and your work will focus on product marketing, and will also include other areas, projects and tasks as required by the company and are in keeping with your skills or work experience. Your position will be a full time, regular, exempt position and will be based out of the Marina del Rey, CA office. Your start date will be February 20, 2006.

Details of your offer are outlined below.

SALARY AND BONUS
Your starting annual salary will be $125,000.00, paid in accordance with the Company's normal payroll procedures. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on achieving objectives established by mutual agreed between you and the Company. Your target bonus will be equal to 40% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year and will be paid 50% at year-end, 50% on a quarterly basis and will be paid only if you are employed by the Company at the time of payment..

STOCK OPTIONS
Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 100,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is lower. The option will be subject to the terms and conditions applicable to options granted under the MAC Worldwide, Inc. (predecessor to the Company) 2004 Stock Option Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. The shares will vest as follows: 25% of the shares shall be exercisable on the 1 year anniversary of employment with the Company and the balance shall vest in equal monthly installments over the next 36 months of employment with the Company. The option shall be subject to the other terms and conditions provided in the Stock Option Agreement.

OTHER EMPLOYMENT BENEFITS
The company offers various benefit plans including medical, dental and 401(k). You are eligible to participate according to the terms of the plans in place at the time you begin employment. You will be entitled to 20 days of Paid Time Off ("PTO") per year subject to the Company's normal policies.

AT-WILL EMPLOYMENT STATUS
Your employment with the Company is "at will." This means that if you accept this offer of employment from InfoSearch Media, Inc., the Company may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason.

CHANGE OF CONTROL.
For the purposes of this Agreement, a "Change of Control Event" shall be the occurrence of a single shareholder (or beneficial owner) acquiring 51% of the then outstanding ordinary shares (or securities convertible into 51% of the then outstanding ordinary shares) of the Company. In the event of your position being eliminated or your responsibilities materially reduced within twelve months of a "Change of Control Event", you shall be entitled to: (i) severance payment equal to six months of your base salary, and (ii) six month acceleration of the unvested stock options.

TERMS AND CONDITIONS OF EMPLOYMENT
This letter, together with your Proprietary Information and Inventions Assignment Agreement, Insider Trading Agreement, Code of Business Conduct and Ethics and Non-Solicitation Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by the Company's Chief Executive Officer or Chief Financial Officer.

CONDITIONS OF OFFER
This offer of employment is contingent upon the following:
|_| The execution of the Employee Proprietary Information and Inventions Agreement, Insider Trading Agreement, other documents as may be necessary and satisfactory completion of a background and reference check.
|_| Your submission of appropriate documentation of employment eligibility in the United States.

The above are conditions of your employment even if you begin work before all conditions are met.

ACCEPTANCE OF OFFER
If you choose to accept this offer of employment pursuant to the terms set forth above, please sign and date this letter. Fax this signed document and exhibits, if any, to 310-496-0780 attn: Lauren Sims and then forward the original documents to InfoSearch Media, Attn: Lauren Sims 4086 Del Rey Ave Marina del Rey, CA 90292. Please return by February 16, 2006.

If you have any further questions, please contact Lauren Sims at (310) 437-7535.

Sincerely,


George Lichter
Chief Executive Officer

cc:  File

I agree and accept the terms of this employment offer.


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Signature                                                   Date